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                                                                     EXHIBIT 1.2

                                CLECO CORPORATION
                                 (the "Company")

                           7.0% Notes due May 1, 2008

                                 TERMS AGREEMENT

                                                                  April 23, 2003

To:   BNY Capital Markets, Inc.
      One Wall Street, 18th Floor
      New York, New York  10286

      Banc One Capital Markets, Inc.
      1 Bank One Plaza
      Suite IL 1-0595
      Chicago, IL  60670

      Hibernia Southcoast Capital, Inc.
      909 Poydras Street, Suite 1000
      New Orleans, LA  70112

      Morgan Keegan & Company, Inc.
      Morgan Keegan Tower
      50 North Front Street, 16/th/ Floor
      Memphis, TN  38103

Dear Ladies and Gentleman:

                  The undersigned agrees to sell to you, for your account (as specified in Schedule I hereto), on and subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement," a copy of which is attached hereto as Appendix A) the following securities ("Offered Securities") on the following terms:

                  Title:  7.0% Notes due May 1, 2008.

                  Principal Amount:  $100,000,000.

                  Percentage of Principal Amount: The Offered Securities shall be issued at 99.583% of their principal amount plus accrued interest, if any, from April 28, 2003.

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          Purchase Price: 98.083% of the principal amount of the Offered
     Securities plus accrued interest, if any, from April 28, 2003.

          Interest: 7.0% per annum from April 28, 2003, payable semiannually in arrears on May 1st and November 1st of each year, commencing November 1, 2003, to holders of record on the preceding April 15th or October 15th, as the case may be.

          Maturity Date: May 1, 2008.

          Optional Redemption: The Company may redeem the Offered Securities, in whole or in part, at any time, according to the price formula set forth in the Prospectus Supplement dated April 23, 2003 (the "Prospectus Supplement") to the Prospectus dated May 12, 2000 under the caption "Description of the Notes--Optional Redemption."

          Sinking Fund: None.

          Listing: None.

          Closing: 9:00 a.m., Eastern Standard Time, on April 28, 2003, at the offices of Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, New York 10019 or at such other place as shall be agreed upon by the Underwriters and the Company, in federal (same day) funds. The Offered Securities will be made available for checking and packaging at the office of Sidley Austin Brown & Wood LLP at least 24 hours prior to the Closing Date.

          Settlement and Trading: Book-Entry Only via DTC.

          The provisions of the Underwriting Agreement are incorporated herein by reference.

          For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by the Underwriters for use in the Prospectus consists of the following information in the Prospectus Supplement: the fourth paragraph, the third sentence of the fifth paragraph, the seventh paragraph, the third sentence of the eighth paragraph and the second sentence in the ninth paragraph under the caption "Underwriting" in the Prospectus Supplement.

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         If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and you in accordance with its terms.

                                                    Very truly yours,

                                                    CLECO CORPORATION

                                                    By: Kathleen Nolen
                                                        -----------------------
                                                        Name:  Kathleen Nolen
                                                        Title: Treasurer



The foregoing Terms Agreement is hereby confirmed and accepted as of the date first above written.

BNY CAPITAL MARKETS, INC.


By: /s/ David Klinger
    ----------------------------
    Name:  David Klinger
    Title: Vice President

BANC ONE CAPITAL MARKETS, INC.


By: /s/ C. Victor Manny
    ----------------------------
    Name:  C. Victor Manny
    Title: Managing Director

HIBERNIA SOUTHCOAST CAPITAL, INC.


By: /s/ Troy Villafarra
    ----------------------------
    Name:  Troy Villafarra
    Title: Senior Vice President

MORGAN KEEGAN & COMPANY, INC.


By: /s/ Robert B. Jacobus, Jr.
    ----------------------------
    Name:  Robert B. Jacobus, Jr.
    Title: First Vice President

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                                   SCHEDULE I

             NAME OF UNDERWRITER                           PRINCIPAL AMOUNT OF
             -------------------
                                                                   NOTES
                                                             -----------------

BNY Capital Markets, Inc.                                      $ 60,000,000

Banc One Capital Markets, Inc.                                 $ 30,000,000

Hibernia Southcoast Capital, Inc.                              $  5,000,000

Morgan Keegan & Company, Inc.                                  $  5,000,000

                                                               ------------

                                                               $100,000,000
                                                               ============